Exhibit 99.1

IO BIOTECH APS

Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	June 30, 2021	December 31, 2020
	Restated
Assets
Current assets
Cash and cash equivalents	$54,752	$3,405
Prepaid expenses and other current assets	5,410	2,230

Total current assets	60,162	5,635
Noncurrent assets	38	18

Total assets	$60,200	$5,653

Liabilities, convertible preference shares and stockholders’ deficit
Current liabilities
Accounts payable	$1,696	$522
Accrued expenses and other current liabilities	4,249	2,528
Preference shares tranche obligations	31,344	—

Total current liabilities	37,289	3,050
Other long-term liabilities	—	—

Total liabilities	37,289	3,050

Commitments and contingencies (Note 9)
Convertible preference shares
Class B preference shares, $0.16 par value; 584,583 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation value of $47,457 at June 30, 2021	37,906	37,906

Class C preference shares, $0.16 par value; 1,263,804 shares authorized and 541,345 shares issued and outstanding at June 30, 2021. No shares authorized, issued and outstanding and December 31, 2020; liquidation value of $66,795 at June 30, 2021	62,982	—

Stockholders’ deficit
Class A ordinary shares, par value of $0.16 per share; 170,000 shares authorized, issued and outstanding as of June 30, 2021 and December 31, 2020	28	28
Additional paid-in capital	1,119	1,110
Accumulated deficit	(80,509)	(38,402)
Accumulated other comprehensive loss	1,385	1,961

Total stockholders’ deficit	(77,977)	(35,303)

Total liabilities, convertible preference shares and stockholders’ deficit	$60,200	$5,653

See accompanying notes to the financial statements.

IO BIOTECH APS

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Six Months Ended June 30,
	2021	2020
	Restated
Operating expenses
Research and development	$9,583	$3,476
General and administrative	3,213	699

Total operating expenses	12,796	4,175

Loss from operations	(12,796)	(4,175)

Other income (expense)
Currency exchange gain (loss), net	292	99
Interest expense	(143)	(8)
Fair value adjustments on preference shares tranche obligations	(29,460)	—
Fair value adjustments on convertible notes	—	(1,916)

Total other income (expense), net	(29,311)	(1,825)

Net loss	(42,107)	(6,000)
Cumulative dividends on class B and C preference shares	(3,933)	(1,021)

Net loss attributable to class A ordinary shareholders	(46,040)	(7,021)

Net loss per class A ordinary share, basic and diluted	$(259.82)	$(39.62)

Weighted-average number of shares used in computing net loss per class A ordinary share, basic and diluted	177,200	177,200

Other comprehensive loss
Net loss	(42,107)	(6,000)
Foreign currency translation	(576)	238

Total comprehensive loss	(42,683)	(5,762)

See accompanying notes to the financial statements.

IO BIOTECH APS

Statements of Convertible Preference Shares and Stockholders’ Deficit

(In thousands, except share amounts)

(unaudited)

	Class B Convertible Preference Shares		Class C Convertible Preference Shares		Class A Ordinary Shares		Additional Paid-In Capital	Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2020	366,301	$22,060	—	$—	177,200	$28	$1,504	$1,297	$(26,360)	$(23,531)
Issuance of class B preference shares upon conversion of convertible notes, net of issuance costs of $4	142,437	10,273	—	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	32	—	—	32
Currency translation	—	—	—	—	—	—	—	239	—	239
Net loss	—	—	—	—	—	—	—	—	(6,000)	(6,000)

Balance, June 30, 2020	508,738	32,333	—	—	177,200	28	1,536	1,536	(32,360)	(29,260)
Balance, January 1, 2021	584,583	$37,906	—	$—	177,200	$28	$1,110	$1,961	$(38,402)	$(35,303)
Issuance of class C preference shares, net of issuance costs of $340	—	—	541,345	62,982	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	9	—	—	9
Currency translation	—	—	—	—	—	—	—	(576)	—	(576)
Net loss	—	—	—	—	—	—	—	—	(42,107)	(42,107)

Balance, June 30, 2021	584,583	$37,906	541,345	$62,982	177,200	$28	$1,119	$1,385	$(80,509)	$(77,977)

See accompanying notes to the financial statements.

IO BIOTECH APS

Statements of Cash Flows

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
	Restated
Cash flows from operating activities
Net loss	$(42,107)	$(6,000)
Adjustment to reconcile net loss to net cash used in operating activities
Equity-based compensation	9	32
Fair value adjustments preference shares tranche obligations	29,460	—
Fair value adjustments convertible notes	—	1,985
Other non-cash items, net	(349)	(99)
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(3,180)	(459)
Accounts payable	1,174	(722)
Accrued expenses and other current liabilities	1,700	563

Net cash used in operating activities	(13,293)	(4,700)

Cash flows from financing activities
Proceeds from issuance of class C preference shares	65,748	—
Preference shares issuance costs	(340)	(4)

Net cash provided by financing activities	65,408	(4)

Net decrease in cash and cash equivalents	52,115	(4,704)
Effect of exchange rate changes on cash and cash equivalents	(768)	(34)
Cash and cash equivalents, beginning of period	3,405	7,846

Cash and cash equivalents, end of period	$54,752	$3,108
Supplemental disclosures of non-cash financing activities:
Exchange of convertible notes for class B preference shares	$—	$10,277

See accompanying notes to the financial statements.

(unaudited)

1. Description of Business, Organization and Liquidity

Business

IO Biotech ApS is a clinical-stage biotechnology company dedicated to the identification and development of disruptive immune therapies for the treatment of cancer. As used in these financial statements, unless the context otherwise requires, references to the “Company”, “we,” “us,” and “our” refer to IO Biotech ApS. We were incorporated in Denmark in December 2014. We are developing novel, immune-modulating cancer therapies based on our T-win technology platform.

Risks and Uncertainties

We are subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance reporting capabilities.

Our product candidates are in development. There can be no assurance that our research and development will be successfully completed, that adequate protection for our intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if our product development efforts are successful, it is uncertain when, if ever, we will generate significant revenue from product sales. We operate in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies. In addition, we are dependent upon the services of our employees and consultants.

Liquidity Considerations

Since inception, we have devoted substantially all our efforts to business planning, conducting research and development, recruiting management and technical staff, and raising capital. We have financed our operations primarily through the issuance of convertible preference shares and convertible notes.

Our continued discovery and development of its product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior t commercialization These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if product development efforts are successful, it is uncertain when, if ever, we will realize significant revenue from product sales.

As of June 30, 2021, we had an accumulated deficit of $80.5 million. We have incurred losses and negative cash flows from operations since inception, including net losses of $42.1 million and $6.0 million for the six months ended June 30, 2021 and year ended December 31, 2020, respectively. We expect that our operating losses and negative cash flows will continue for the foreseeable future as we continue to develop our product candidates. We currently expect that our cash and cash equivalents of $54.8 million as of June 30, 2021 together with the proceeds on closings of the class C preference shares, for gross proceeds of $84.1 million in October 2021 will be sufficient to fund our operating expenses and capital requirements for at least 12 months from the date the financial statements are issued. However, additional funding will be necessary to fund future discovery research, pre-clinical and clinical activities. We will seek additional funding through public financings, debt financings, collaboration agreements, strategic alliances and licensing arrangements. Although we have been successful in raising capital in the past, there is no assurance that we will be successful in obtaining such additional financing on terms acceptable to it, if at all, and we may not be able to enter into collaborations or other arrangements. If we are unable to obtain funding, we could be forced to delay, reduce or eliminate our research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect our business prospects, even our ability to continue operations.

Coronavirus Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. In order to mitigate the spread of COVID-19, governments have imposed unprecedented restrictions on business operations, travel and gatherings, resulting in a global economic downturn and other adverse economic and societal impacts. The COVID-19 pandemic has also overwhelmed or otherwise led to changes in the operations of many healthcare facilities, including clinical trial sites. While we are considered an essential business under applicable regulations and continue to operate, the impacts of COVID-19 initially placed significant strain on our clinical trial sites, have raised concerns around monitoring patient safety, and resulted in changes to patient visit frequencies. We are continuing to work closely with our clinical partners and have taken steps as necessary to adjust our protocols and timelines due to the impact of the COVID-19 pandemic. The COVID-19 pandemic and its impacts continue to evolve. We cannot predict the scope and severity of any further disruptions as a result of COVID-19 or their impacts on us, but business disruptions for us or any of the third parties with whom we engage, including the collaborators, contract organizations, third-party manufacturers, suppliers, clinical trial sites, regulators and other third parties with whom we conduct business could materially and negatively impact our ability to conduct our business in the manner and on the timelines presently planned. The extent to which the COVID-19 pandemic may continue to impact our business and financial performance will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope and duration of the pandemic, the extent and effectiveness of government restrictions and other actions, including relief measures, implemented to address the impact of the pandemic, and resulting economic impacts.

The actual and perceived impact of the COVID-19 pandemic is changing daily, and its ultimate effect on our business cannot be predicted. As a result, there can be no assurance that we will not experience additional negative impacts associated with COVID-19, which could be significant. The COVID-19 pandemic may negatively impact our business, financial condition and results of operations causing interruptions or delays in the Company’s programs and services.

2. Summary of Significant Accounting Policies

There have been no changes to the significant accounting policies as disclosed in Note 2 to the Company’s annual financial statements for the years ended December 31, 2020 and 2019 included in this Form S-1.

Principles of Consolidation

The Company’s condensed financial statements include the accounts of IO Biotech ApS. IO Bio US, Inc., a wholly owned subsidiary of IO Biotech ApS, was incorporated in Delaware in May 2021. IO Bio US, Inc. had no activity as of June 30, 2021. IO Biotech Limited, a wholly owned subsidiary of IO Biotech ApS, was incorporated in the UK in August 2021. In October 2021, the Company engaged in a series of transactions, referred to collectively as the Corporate Reorganization. As a result of the Corporate Reorganization, IO Biotech ApS became a wholly-owned subsidiary of IO Biotech, Inc. and accordingly, our consolidated financial statements will be those of IO Biotech, Inc. for the periods after the date of the Corporate Reorganization. IO Biotech, Inc. is a recently formed holding company, which, prior to our IPO, had nominal assets and no liabilities, contingencies, or commitments, and which has not conducted any operations prior to our IPO other than acquiring the entire issued and outstanding stock of IO Biotech ApS. The Company, IO Biotech ApS, and the holders of all of the issued and outstanding equity interests of IO Biotech ApS have entered into a Share Contribution and Exchange Agreement, dated as of October 29, 2021, pursuant to which the Corporate Reorganization was effected.

Unaudited Financial Information

The Company’s condensed financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP, and pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. In the Company’s opinion, the information furnished reflects all adjustments, all of which are of a normal and recurring nature, necessary for a fair presentation of the financial position and results of operations for the reported interim periods. The Company consider events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year or any other interim period.

Restatement of Financial Statements

Subsequent to the issuance of these financial statements, we identified an error related to the recording of research and development expense, and the related prepaid and accrued expenses, as of and for the six months ended June 30, 2021. We evaluated the error and determined that the related impact was material to our financial statements. Accordingly, we have restated previously reported financial information for this error, as previously disclosed in our Form S-1 Registration Statement for the six months ended June 30, 2021. A summary of the restatement to certain previously reported financial information presented herein for comparative purposes is included in Note 13.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended, with guidance regarding the accounting for and disclosure of leases. ASU 2016-02 requires lessees to recognize the liabilities related all leases, including operating leases, with a term greater than 12 months on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. This standard is effective for annual reporting periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted. We are currently assessing the potential impact of adopting ASU 2016-02 on our financial statements and financial statement disclosures.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU 2016-13 within ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, or ASU 2016-13. The guidance is effective for fiscal years beginning after December 15, 2022. We are currently assessing the potential impact of adopting ASU 2016-13 on our financial statements and financial statement disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, or ASU 2019-12. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. We are currently assessing the impact adoption of ASU 2019-12 will have on our financial statements and disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (i) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (ii) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for us beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We are currently assessing the impact adoption of ASU 2020-06 will have on our financial statements and disclosures.

3. Fair Value Measurements

The following table presents information about our financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	June 30, 2021
	Total	Level 1	Level 2	Level 3
Current liabilities
Preference shares tranche obligations	$31,344	$—	$—	$31,344

Total financial liabilities measured at fair value	$31,344	$—	$—	$31,344

The following table presents a roll-forward of the fair value of the convertible note for which fair value is determined by Level 3 inputs (in thousands):

	Preference Shares Tranche Obligations	Convertible Note	Total
Balance, January 1, 2020	$—	$8,663	$8,663
Fair value adjustments	—	1,985	1,985
Currency exchange	—	(375)	(375)
Conversion into class B preference shares	—	(10,273)	(10,273)

Balance, December 31, 2020	—	—	—
Addition on issuance of class C preference shares	2,425	—	2,425
Fair value adjustments	29,460	—	29,460
Currency exchange	(541)	—	(541)

Balance, June 30, 2021	$31,344	$—	$31,344

Valuation techniques used to measure fair value maximize the use of relevant observable inputs and minimize the use of unobservable inputs. Our convertible notes were classified within Level 3 of the fair value hierarchy because the fair value measurement was based, in part, on significant inputs not observed in the market.

In July 2019, we issued convertible notes to existing related party investors for proceeds of $9.0 million. Upon issuance, we elected the fair value option to account for the convertible notes, with any subsequent changes in fair value being recognized through the statements of operations as other income (expense) until the convertible notes are settled. We have not recorded interest expense separate from those fair value adjustments.

The convertible notes accrued interest at 8% per year beginning in August 2019 payable in cash or, at the investor’s discretion, into our class B or class C preference shares. In April 2020, the convertible notes plus accrued interest of $0.5 million, were converted according to the terms of the convertible notes into 142,437 shares of class B preference shares (Note 8). On conversion in April 2020, we determined the fair value of the convertible notes with reference to the class B preference shares (Note 8) into which the convertible notes were converted.

Our class C Preference Shares Tranche Obligation is measured at fair value using a Black-Scholes option pricing valuation methodology. The fair value of class C Preference Shares Tranche Obligation includes inputs not observable in the market and thus represents a Level 3 measurement. The option pricing valuation methodology utilized requires inputs based on certain subjective assumptions, including (i) expected stock price volatility, (ii) calculation of an expected term, (iii) a risk-free interest rate, and (iv) expected dividends. The assumptions utilized to value the class C Preference Shares Tranche Obligation as of June 30, 2021 were (i) expected stock price volatility of 73.7%; (ii) remaining term of 0.3 years; (iii) a risk-free interest rate of 0.05%; and (iv) an expectation of no dividends.

There were no transfers among Level 1, Level 2 or Level 3 categories in the years ended December 31, 2020 or 2019.

4. License and Collaboration Agreements

In February 2018, we entered into a clinical collaboration with MSD International GmbH, or MSD, to evaluate IO102 in combination with KEYTRUDA® (pembrolizumab) in first-line treatment of patients with metastatic non-small cell lung cancer. Under the terms of the collaboration with MSD, we will conduct an international Phase 1/2 study to evaluate a combination therapy of IO102 and KEYTRUDA®. We will sponsor the clinical trials and MSD will provide KEYTRUDA® to be used in the clinical trials free of charge. We and MSD will be responsible for our own internal costs and expenses to support the study and we shall bear all other costs associated with conducting the study, including costs of providing IO102 for use in the study. The rights to the data from the clinical trials will be shared by us and MSD and we will maintain global commercial rights to IO102.

In September 2021, we entered into a clinical collaboration with MSD to evaluate IO102-IO103 in combination with KEYTRUDA® versus KEYTRUDA® alone in treatment of patients with metastatic (advanced) melanoma. Under the terms of the collaboration with MSD, we will conduct an international Phase 3 study to evaluate a combination therapy of IO102-IO103 and KEYTRUDA®. We will sponsor the clinical trials and MSD will provide KEYTRUDA® to be used in the clinical trials free of charge. We and MSD will be responsible for our own internal costs and expenses to support the study and we shall bear all other costs associated with conducting the study, including costs of providing IO102-IO103 for use in the study. The rights to the data from the clinical trials will be shared by us and MSD and we will maintain global commercial rights to IO102-IO103.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Prepaid contract research and development costs	1,883	$359
Research and development tax credit receivable	1,753	904
Value-added tax refund receivable	392	596
Other	1,382	371

Total prepaid expenses and other current assets	5,410	$2,230

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Accrued contract research and development costs	1,860	$1,487
Employee compensation costs	663	785
Professional fees	959	9
Other liabilities	767	247

Total accrued expenses and other current liabilities	$4,249	$2,528

7. Commitments and Contingencies

Lease Commitments

We have two operating leases in Copenhagen, Denmark for office space that expires in August 2021 and December 2021, respectively. In March 2021, we entered into a new lease for our office space in Copenhagen, Denmark that expires in January 2025, terminable upon three months’ notice. Rent expense for the six months ended June 30, 2021 and 2020 was $129,000 and $83,000 respectively.

Legal Proceedings

From time to time, we may be party to litigation arising in the ordinary course of its business. We were not subject to any material legal proceedings during the six months ended June 30, 2021 and year ended December 31, 2020, and, to our knowledge, no material legal proceedings are currently pending or threatened.

Research Agreements

The Company and the Herlev University Hospital in Denmark (“Herlev”) have a number of existing agreements for scientific and other support of the Company’s ongoing development activities. In January 2021, the Company entered into an additional agreement with Herlev regarding the payment of specific services whereupon in addition to any consideration payable by the Company to Herlev pursuant to the existing agreements the Company shall pay a fee to Herlev of DKK 5.0 million (approximately $0.8 million) in the event of an initial public offering or other liquidity event whereby all or substantially all of the value of the Company is realized in consideration for cash.

Indemnification Agreements

We enter into certain types of contracts that contingently requires us to indemnify various parties against claims from third parties. These contracts primarily relate to procurement, service, consultancy or license agreements under which we may be required to indemnify vendors, service providers or licensees for certain claims, including claims that may be brought against them arising from our acts or omissions with respect to our products, technology, intellectual property or services.

From time to time, we may receive indemnification claims under these contracts in the normal course of business. In the event that one or more of these matters were to result in a claim against us, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on our future business, operating results or financial condition. It is not possible to estimate the maximum amount potentially payable under these contracts since we have no history of prior indemnification claims and the unique facts and circumstances involved in each particular claim will be determinative.

8. Convertible Preference Shares

As of June 30, 2021 and December 31, 2020, we had 584,583 class B preference shares authorized, issued and outstanding. As of June 30, 2021, we had 1,263,804 class C preference shares authorized and 541,345 class C preference shares issued and outstanding.

In April 2020, we issued 142,437 class B preference shares at a subscription price of $64.48 per share to existing related-party investors upon the conversion of convertible notes (Note 3). We recorded the 142,437 class B preference shares at fair value of $10.3 million ($72.15 per share) determined using an option pricing model, or OPM, assuming a Company equity value of $40.6 million, a term of 1.6 years, volatility of 86.0% and a risk-free rate of 0.18%. We incurred issuance costs of $4,000 in connection with the issuances of the class B preference shares on conversion of the convertible notes.

In July 2020, we issued 75,845 class B preference shares to existing related-party investors at a subscription price of $67.46 per share for gross cash proceeds of $5.1 million. We recorded the 75,845 class B preference shares at fair value of $5.6 million ($73.60 per share), resulting in a deemed dividend of $0.5 million recorded against additional paid-in capital on our balance sheet. Fair value of the class B preference shares issued on this date was determined using an OPM methodology assuming a Company equity value of $47.6 million, a term of 1.36 years, volatility of 92.4% and a risk-free rate of 0.16%. We incurred issuance costs of $10,000 in connection with the issuances of the class B preference shares.

In January 2021, we completed an investment agreement, Class C Investment Agreement, for the sale and issuance of up to 1,263,804 class C preference shares to new investors and existing related-party investors at a subscription price of $121.55 per share. Then, pursuant to the Class C Investment Agreement, we issued 505,520 class C preference shares for gross cash proceeds of $61.5 million. The Class C Investment Agreement further provides for a milestone closing in the event of certain development milestones before April 2022, which was achieved in September 2021, whereby purchasers of class C preference shares are obligated to a further subscription amount of $92.2 million, or the Preference Shares Tranche Obligation, which may result in a further issuance of 689,349 class C preference shares at a subscription price of $131.00 per share, using the exchange rate as of June 30, 2021. We incurred issuance costs of $340,000 in connection with the issuances of the class C preference shares.

We concluded that the Preference Shares Tranche Obligation met the definition of a freestanding financial instrument, as it is legally detachable and separately exercisable from the class C preference shares. Therefore, we allocated the proceeds received from the issuance of shares under the Class C Investment Agreement between the Preference Shares Tranche Obligation and the class C preference shares. The fair value of the Preference Shares Tranche Obligation of $2.4 million on issuance was allocated from the $61.5 million proceeds of the class C preference shares financing and is classified as a current liability on the balance sheet as of June 30, 2021 as the class C preference shares would become redeemable upon a Deemed Liquidation Event, the occurrence of which is not within our control.

In March 2021, prior to a milestone closing, an investor elected to purchase and we issued 35,825 class C preference shares for gross cash proceeds of $4.2 million pursuant to the Class C Investment Agreement. As a result of entering into a collaboration agreement with Merck in September 2021, the number of class C preference shares issued in March 2021 was adjusted downward to 32,568 class C preference shares. In October 2021, investors purchased and we issued 656,776 class C preference shares for gross cash proceeds of $84.1 million pursuant to the Class C Investment Agreement.

Preferences, Privileges and Rights

Our class C preference shares and our class B preference shares together constitute our preferred classes of stock, or Preference Shares. Our Preference Shares have the following rights, preferences, privileges and restrictions:

Liquidity Preference

Company liquidity events, or Liquidity Events, include assignment or transfer of all or part of the shares from our shareholders as a whole, listing of our shares, merger, demerger, liquidation or other dissolution of the Company, payment of dividends, reduction of our share capital for distribution to shareholders. In the case of a Liquidity Event, cash and property proceeds shall be distributed to our shareholders in accordance with the following priority:

(i)

First, the holders of class C preference shares, in preference to holders of class B preference shares and class A ordinary shares, the subscription price paid and 8% per year interest on the subscription price paid from the date of payment of the subscription price until the date of allocation of proceeds, provided that where the available proceeds are insufficient to make payment in full on the class C preference shares, then the available proceeds shall be allocated pro rata among the holders in proportion to their holdings of class C preference shares;

(ii)

Second, the holders of class B preference in preference to holders of class A ordinary shares, on any proceeds remaining after payment of proceeds to the holders of class C preference shares the subscription price paid and 8% per year interest on the subscription price paid from the date of payment of the subscription price until the date of allocation of proceeds, provided that where the available proceeds are insufficient to make payment in full on the class B preference shares, then the available proceeds shall be allocated pro rata among the holders in proportion to their holdings of class B preference shares.

Distribution preferences pursuant to (i) and (ii) above, together the Liquidity Preference.

Conversion Option

Our Preference Shares are convertible at the option of the holder at any time on a one-for-one basis into our class A ordinary shares.

Voting Rights and Board Representation

The holders of Preference Shares are entitled to one vote per share on all matters to be voted upon at all shareholder meetings and written actions in lieu of meetings. The holders of Preference Shares are entitled to elect six of the eight directors on our board.

Anti-Dilution Protection

In the event we issue any additional shares for a consideration per share that is less than the applicable subscription price paid for the Preference Shares, the subscription price of the applicable Preference Shares (as adjusted for share splits, payment of dividends, recapitalization, consolidations of shares and similar events) for existing shareholders who participate in the purchase of such additional shares shall be adjusted on a weighted average basis. The adjustment shall be made through the issuance of new Preference Shares of the relevant class to the Preference Shareholders at quota value.

Redemption

Preference Shares are not subject to mandatory redemption. Upon certain change in control events that are outside of our control, including liquidation, sale or transfer of control of the Company, the Preference Shares are contingently redeemable.

9. Ordinary Shares

As of June 30, 2021 and December 31, 2020, we had 177,200 shares of class A ordinary shares authorized, issued and outstanding.

The holders of class A ordinary shares are entitled to an allocation and distribution of proceeds in a Liquidity Event subject to the Liquidation Preference. When the Liquidity Preference has been paid in full, any remaining proceeds shall be allocated pro rata to all shares in the Company.

The holders of class A ordinary shares are entitled to one vote per share on all matters to be voted upon at all shareholder meetings and written actions in lieu of meetings. Together, as a single class with holders of Preference Shares, holders of class A ordinary shares may appoint two independent directors of our board.

10. Equity-Based Compensation

Employee Equity Plan

We may award up to 1,187,272 warrants. Each vested warrant will entitle the warrant holder to a single class A ordinary share. Holders of stock warrants are entitled to exercise the vested portion of the stock warrant. Stock warrants generally vest over a three-year period and expire five years from the vest date.

At June 30, 2021, we had 1,097,337 warrants available for future grant under our employee equity plan. There were no grants, exercises, or forfeitures of any stock warrants during the six months ended June 30, 2021 and 2020. In July and August 2021, we issued 695,304 warrants with an exercise price of $19.62 to certain employees, board members and advisors.

The following table summarizes our stock warrants activity:

	Number of Warrants	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding
December 31, 2019	89,935	$15.00	5.6	$—
December 31, 2020	89,935	$15.00	4.6	$—
June 30, 2021	89,935	$15.00	4.1	$—
Exercisable at June 30, 2021	87,484	$14.95	4.0	$—

Equity-Based Compensation

All share-based awards granted are measured based on the fair value on the date of the grant and compensation expense is recognized with respect to those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures related to equity-based compensation awards are recognized as they occur, and we reverse any previously recognized compensation cost associated with forfeited awards in the period the forfeiture occurs.

We recorded equity-based compensation expense of $9,000 and $32,000 related to the issuance of stock warrants during the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, there was $9,000 of unrecognized compensation cost related to unvested stock-based compensation arrangements that is expected to be recognized over a weighted average period of 0.5 year.

Equity-based compensation expense recorded as research and development and general and administrative expenses is as follows:

	June 30,
	2021	2020
Research and development	$3	$11
General and administrative	6	21

Total equity-based compensation	$9	$32

11. Income Taxes

We are subject to taxes for earnings generated in Denmark and our tax expense is primarily affected by unrecognized tax benefits in Denmark. We did not record a provision or benefit for income taxes during the six months ended June 30, 2021 or 2020. We continue to maintain a full valuation allowance against all of our deferred tax assets.

We have evaluated the positive and negative evidence involving our ability to realize our deferred tax assets. We have considered our history of cumulative net losses incurred since inception and our lack of any commercial products. We have concluded that it is more likely than not that we will not realize the benefits of our deferred tax assets. We reevaluate the positive and negative evidence at each reporting period.

12. Net Loss Per Share

Basic and diluted net loss per ordinary share is calculated as follows (in thousands except share and per share amounts):

	Six Months Ended June 30,
	2021	2020
Net loss	$(42,107)	$(6,000)
Cumulative dividends on class B and C preference shares	(3,933)	(1,021)

Net loss attributable to class A ordinary shareholders	$(46,040)	$(7,021)

Net loss per class A ordinary share, basic and diluted	$(259.82)	$(39.62)

Weighted-average number of shares used in computing net loss per class A ordinary shares, basic and diluted	177,200	177,200

The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per class A ordinary share, as their effect is anti-dilutive:

	June 30,
	2021	2020
Convertible preference shares	1,125,928	508,738
Stock warrants to purchase class A ordinary shares	89,935	89,935

13. Restatement of Financial Statements

We revised certain prior period financial statements for a material error related to the recording of a prepaid expense (Note 2). A summary of revisions to our previously reported financial statements presented herein for comparative purposes is included below (in thousands, except per share data).

	As of June 30, 2021
	As reported	Adjustment	As restated
Prepaid expenses and other current assets	$3,744	$1,666	$5,410
Total current assets	58,496	1,666	60,162
Total assets	58,534	1,666	60,200
Accrued expenses and other current liabilities	5,915	(1,666)	4,249
Total liabilities	38,955	(1,666)	37,289
Accumulated deficit	(83,878)	3,369	(80,509)
Accumulated other comprehensive income	1,422	(37)	1,385
Total stockholders’ deficit	(81,309)	3,332	(77,977)
Total liabilities, convertible preference shares and stockholders’ deficit	58,534	1,666	60,200

	Six Months Ended June 30, 2021
	As reported	Adjustment	As restated
Research and development	$12,972	$(3,389)	$9,583
Total operating expenses	16,185	(3,389)	12,796
Loss from operations	(16,185)	3,389	(12,796)
Currency exchange gain (loss), net	312	(20)	292
Total other income	(29,291)	(20)	(29,311)
Net loss	(45,476)	3,369	(42,107)
Net loss attributable to class A ordinary shareholders	(49,409)	3,369	(46,040)
Net loss per class A ordinary shareholder, basic and diluted	$(278.83)	$19.01	$(259.82)
Net loss	(45,476)	3,369	(42,107)
Foreign currency translation	(539)	(37)	(576)
Total comprehensive loss	(46,015)	3,332	(42,683)

	Six Months Ended June 30, 2021
	As reported	Adjustment	As restated
Net loss	$(45,476)	$3,369	$(42,107)

Adjustment to reconcile net loss to net cash used in operating activities
Other non-cash items, net	(312)	(37)	(349)
Prepaid expenses and other current assets	(1,514)	(1,666)	(3,180)
Accrued expenses and other current liabilities	3,366	(1,666)	1,700
Net cash used in operating activities	(13,293)	—	(13,293)
Cash and cash equivalents, end of period	54,752	—	54,752

14. Subsequent Events

We have evaluated subsequent events through December 17, 2021, which is the date of the financial statements were available to be issued. Other than as disclosed in Notes 2, 4, 7, 8 and 10 and with regard to entering into a collaboration agreement with MSD, a new lease for our office space in Copenhagen, Denmark and the issuance of warrants in July 2021, the following items were also identified.

Stock Split

Our board of directors and shareholders approved a 3.544-for-1 stock split of the issued and outstanding class A ordinary shares and a proportional adjustment to the existing conversion ratios for the preference shares effective as of November 1, 2021. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been retroactively adjusted, where applicable, to reflect the stock split.

2021 Equity Incentive Plan

In November 2021, in anticipation of the IPO, our board of directors adopted and our stockholders approved the 2021 Equity Incentive Plan (or the “2021 Plan”), which became effective on November 4, 2021. The 2021 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, awards of restricted stock, restricted stock units and other stock-based awards. The number of shares of our common stock reserved for issuance under the 2021 Plan is equal to 2,465,150, subject to an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022 and continuing until, and including, the fiscal year ending December 31, 2031, equal to the lesser of (i) 4% of the number of shares of common stock outstanding on the first day of such fiscal year or (ii) such other amount determined by our board of directors.

2021 Employee Stock Purchase Plan

In November 2021, in anticipation of the IPO, our board of directors adopted and our stockholders approved the 2021 Employee Stock Purchase Plan (or the “2021 ESPP”), which became effective on November 4, 2021. The number of shares of our common stock reserved for issuance under the 2021 ESPP is equal to 257,272, subject to an annual increase, to be added on the first day of each fiscal year, beginning January 1, 2023, equal to the lesser of (i) 1% of the number of shares of common stock outstanding on the first day of such fiscal year, (ii) 257,272 shares of our common stock or (iii) such other amount determined by our board of directors.

Initial Public Offering

In November 2021, we completed our IPO, selling an aggregate of 8,222,500 shares of common stock at a price to the public of $14.00 per share, including 1,072,500 shares of common stock sold pursuant to the underwriters’ exercise of their option to purchase additional shares of common stock. We received net proceeds from the IPO, after deducting underwriting discounts and commissions but before deducting offering costs, of approximately $103.3 million.

Immediately prior to the consummation of the IPO, all outstanding shares of our class A ordinary shares and class B and class C convertible preference shares were converted into 20,592,413 shares of common stock. Upon the closing of the IPO on November 9, 2021, a total of 28,815,267 shares of common stock were outstanding. Our common stock began trading on the Nasdaq Global Market on November 5, 2021 under the symbol “IOBT”.

On November 9, 2021, we amended and restated the certificate of incorporation of IO Biotech, Inc. to authorize 300,000,000 shares of common stock and 5,000,000 shares of preferred stock, which shares of preferred stock are currently undesignated.

Equity-based compensation

In October 2021, our board of directors granted a total of 1,611,174 warrants to purchase class A ordinary shares to employees, directors and consultants with an exercise price of $12.64.